GORDON SNYDER, ADMINISTRATIVE AGENT

28 Middle Street - Suite 100
Keene, NH 03431

October 31, 2013

Mr. Patrick M.W. Imeson
Black Diamond Holdings, LLC
1610 Wynkoop Street, Suite 400
Denver, CO 80202

Re: MFPI Partners LLC (“MFPI”) and Elkhorn Goldfields, LLC (“EGL”) (MFPI and EGL are referred to hereinafter collectively as “Obligor Parties”)

Dear Mr. Imeson:

This letter agreement (“Letter Agreement”), when signed and delivered on behalf of the Obligor Parties, will set forth the terms, conditions, representations, warranties and covenants which the Obligor Parties (hereinafter defined) have offered in order to induce Gordon Snyder, acting as Administrative Agent (“Administrative Agent”) on behalf of the holders (“Secured Creditors”) of certain notes given to evidence their obligations under certain loan agreements (collectively, the “Loan Agreements”) described more fully in that certain Loan Reinstatement and Modification Agreement made effective April 6, 2012 (“Loan Reinstatement Agreement”), to (a) agree to extend the term of that certain Intercreditor and Standstill Agreement dated as of May 14, 2013 (the “Standstill”) by and among (i) Gordon Snyder, as administrative agent (“Administrative Agent”) for the Secured Creditors; (ii) Black Diamond Holdings LLC (“BDH”), for itself and as authorized agent for certain additional purchasers of interests in the Elkhorn Streaming Contract, as that term is defined in the Standstill (such additional purchasers, together with BDH, collectively referred to herein as the "Purchasers") and (iii) consented to by Eastern Resources, Inc., a Delaware corporation (“ESRI); and (b) continue to defer the Obligor Parties’ required payment schedule set forth in the Standstill in exchange for and in consideration of certain agreements and covenants of the Obligor Parties and ESRI as set forth in this Letter Agreement. Upon satisfaction of the conditions set forth herein, this Letter Agreement is a binding agreement between the parties hereto.

1. Background Facts and Circumstances of this Letter Agreement. The Obligor Parties and BDH have notified the Administrative Agent that BDH intends to transfer certain of its assets to ESRI in return for securities of ESRI. The Secured Creditors are the holders of certain rights with respect to ESRI, as collateral for the obligations of the Obligor Parties, including the right to receive 10 Million shares of Class A Preferred stock in ESRI upon an event of default, having a redeemable value of not more than $60 Million upon certain terms and conditions set forth in the Loan Reinstatement Agreement and the Pledge Agreement entered into at the time of the Loan Reinstatement Agreement and consented to in writing by ESRI (the “ESRI Preferred Rights”). It is contemplated that the intended transfer would include the transfer to ESRI of certain core assets currently held by BDH, comprised of the equity ownership of several portfolio companies as previously identified to the Administrative Agent in writing by BDH , including but not limited to TransnetYX Holding Corporation and any other or differently-described assets which might be acquired by BDH or its successors or assigns in substitution for such portfolio company equity ownership interests (collectively “BDH Core Assets”). Such transfer will be subject only to certain liens and encumbrances described below, which would remain as encumbrances upon the assets in the hands of ESRI after the intended transfer of the BDH Core Assets to ESRI. Notwithstanding the amounts of such encumbrances, by the transfer of BDH’s assets to ESRI, ESRI’s net worth would be substantially enlarged by the acquisition of the BDH Core Assets and would, as an inducement to the Administrative Agent to agree as provided in ths Letter Agreement, materially enhance the security of the Secured Creditors as represented by the ESRI Preferred Rights.

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The Administrative Agent is willing to agree to the extension of the Standstill as described hereinabove; subject, however, to certain additional terms and conditions set forth in this Letter Agreement.

2. Status of Indebtedness and Options: The Obligor Parties agree, warrant and covenant with respect to the Indebtedness and Options and Administrative Agency Fees owed to the Secured Creditors and the Administrative Agent as follows:

A total of all secured and unpaid obligations of Obligor Parties to Lender under all outstanding and unpaid Notes and Options is attached to this Letter Agreement as Exhibit A in writing signed by the Obligor Parties and acknowledged and consented to by the Administrative Agent on behalf of the Secured Creditors; which Exhibit A includes (without limitation) the current outstanding balances with accrued interest as of November 30, 2013 of: (a) Elkhorn Goldfields LLC Series A Convertible Notes having an original principal balance of $8,050,000 (the “EGL Loan”); (b) MFPI 2007 Loan having an original principal balance of $5,000,000 (the “MFPI 2007 Loan”), (c) MFPI 2008 Loan having an original principal balance of $5,000,000 (the “MFPI 2008 Loan”) and amounts which would be payable under the 2008 MFPI Loan and Administrative Agency Agreement Collar Option (the “Collar Option”) if the “put” described in the Collar Option were exercised as of the date of the Amendment (the EGL Loan, the MFPI 2007 Loan, the MFPI 2008 Loan and the Collar Option, together with all Administrative Agency Fees defined in connection with and secured under each of the loans and options, and together with all the covenants, conditions, undertakings and agreements of the Obligor Parties under the Loans, collectively, the “Obligor Parties Obligations”). The current balances of all the Obligor Parties Obligations as of the date of this Letter Agreement are hereby certified true correct and complete by the Obligor Parties and the Administrative Agent on behalf of the Secured Creditors.

3. Black Diamond Holdings, LLC Secured Debt

As of the date of this Letter Agreement, BDH Core Assets have been used as collateral to secure certain notes and obligations. All of BDH’s assets are subject to two (2) security interests existing and in the amounts outstanding as of the date of this Letter Agreement, held (i) by RF2, LLC, a Florida limited liability company (up to $10,000,000 in collateralized security interest) and (ii) by BDH Facility, LLC, a Delaware limited liability company (up to $1,000,000 in collateralized security interest).

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4. ESRI Acquisition of BDH Core Assets

On or prior to November 30, 2013, ESRI and BDH anticipate that they will consummate a transaction whereby ESRI shall acquire the BDH Core Assets in exchange for common stock of ESRI. In connection with such transaction, the following shall also occur:

a. An agreement signed by the Obligor Parties, Secured Creditors, and ESRI providing that all Secured Creditors shall receive as additional consideration for the extension of the Standstill, rights to convert such Secured Creditors’ then outstanding Notes or options evidencing Obligor Parties’ Obligations, pursuant to an election in writing of such Secured Creditors made on or prior to the date upon which all of the Oblifor Parties’ Obligations as defined above have been paid and satisfied in full, into the equivalent number of shares of common stock of Eastern Resources, Inc. having a price per share of $6.00. For every dollar of Obligor Parties’ Obligations that are converted at the election of the Secured Creditors, EGL shall relinquish the corresponding number of ESRI Preferred Rights back to ESRI as consideration thereto.

b. The Administrative Agent shall also be granted the right to convert the Administrative Agency Fee into common stock of Eastern Resources, Inc. on terms equivalent to those granted to the Secured Creditors as set forth above in Paragraph 4a.

If ESRI and BDH fail to consummate a transaction whereby ESRI shall acquire the BDH Core Assets in exchange for common stock of ESRI by November 30, 2013, the Obligor Parties and BDH grant as additional security for the obligations of the Obligor Parties (not to exceed $25,000,000 in collateralized security interest, subject to the existing security interests) to the Secured Creditors under the Loan Agreements a junior-priority security interest in favor of the Administrative Agent on behalf of the Secured Creditors in all of the assets of BDH (the “Junior Security Interest”) subordinate in priority only to two (2) prior security interests existing as set forth in Paragraph 3 of this Letter Agreement. For the avoidance of doubt, the aggregate security interest of the existing security interests in Paragraph 2 and the Junior Security Interest, notwithstanding any payoff reduction in whole or in part of the existing security interests, will be $25,000,000. BDH acknowledges and consents that the foregoing sentence could result in an increase in the total obligations of BDH by an amount equal to the amount of any reduction by payment of the existing security interests.

5. Additional Terms and Conditions. As conditions to the effectiveness for any purpose of this Letter Agreement, Administrative Agent shall have received, in form and content satisfactory to the Administrative Agent in his sole discretion, the following:

a. Reaffirmation of $1MM Personal Guaranty (“Guaranty”) by Patrick M.W. Imeson and Michael Feinberg for the benefit of the Secured Creditors in form and content acceptable to Administrative Agent in his sole discretion.

b. Payment in the amount of $10,000 for all of Administrative Agent’s costs and fees, including reasonable attorneys’ fees incurred in the negotiation, preparation and performance of the conditions to this Letter Agreement.

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c. Recalculation (to reflect new balances of Principal Amount Due owed as of the date of this Letter Agreement, consistent with the similar recalculation made at the time of the Loan Modification and Reinstatement Agreement) of the secured 5% Administrative Agency Fee, together with (at Administrative Agent’s sole election) the execution and delivery to the Administrative Agent by the Obligor Parties of a note or notes in writing to evidence the obligation of the Obligor Parties to pay the 5% secured Administrative Agency Fee; which fee and the note or notes evidencing the obligations of the Obligor Parties to pay the Administrative Agency Fee shall remain deferred to and payable upon full payoff or satisfaction of the Obligor Parties Obligations.

6. Extension of the Standstill. The parties acknowledge that the Standstill incorporated by its terms a Standstill Period which terminated on September 30, 2013 and that without an extension of the Standstill, certain terms and conditions set forth in the Standstill would change in ways not reflecting the intent of the parties to this Letter Agreement. Notwithstanding the passage of the date upon which the Standstill was to have terminated by its terms, the parties agree that the Standstill Period shall be extended along with all the terms and conditions set forth in the Standstill as if the Standstill Period had not terminated, subject only to and as expressly and specifically modified by this Letter Agreement. All terms and conditions of the Standstill which were in full force and effect prior to September 30, 2013, accordingly, are reaffirmed by the parties as being in full force and effect as of the date of this Letter Agreement, except as such terms and conditions are expressly modified by this Letter Agreement. In the event that any inconsistency should arise between the terms of the Standstill and this Letter Agreement, the terms of this Letter Agreement shall control and be deemed to supersede the inconsistent terms and conditions of the Standstill.

7. Revised Standstill Period. The Standstill Period is hereby extended so as to expire on December 31, 2014 (“Revised Standstill Period”). If the Obligor Parties fail to get out of the Revised Standstill Period, the Administrative Agent, on behalf of the Secured Creditors, shall be entitled to receive (in addition to the currently accruing 18% default interest rate) on the amount of the unpaid Obligor Parties’ Obligations: Two Percent (2%) on July 1, 2014; and ,if the Revised Standstill Period has not been terminated prior thereto an additional Two Percent (2%) such payments (if any) to be paid in common stock of ESRI held by EGL. The value of ESRI common stock shall be calculated based upon a volume-weighted average price (“VWAP”) for the thirty-trading day period that ends on the first trading day immediately preceding the date of the potential issuance of common stock of ESRI.

8. Agreements of the Parties Regarding the Resumed Payments Date. (a)The Obligor Parties agree, for themselves and for their successors and assigns, that resumed payments shall begin immediately on January 1, 2015 (“Resumed Payments Date”).

(b) The Administrative Agent agrees, that immediately upon the Resumed Payments Date, provided that the first of such resumed payments shall have been received the Loan Agreements and the Loan Reinstatement Agreement will be deemed reinstated in full and the accrual of interest on the then unpaid balance of the Loan Agreements (including all interest accrued since the date of the Loan Reinstatement Agreement at the default rate of 18%) from and after the Resumed Payments Date will be at the contract rate of 12% per annum until the first to occur of (1) an Event of Default under the Loans and (2) all obligations of the Obligor Parties to the Secured Creditors have been paid in full.

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9. Additional Representations and Warranties. Obligor Parties, and each of them, hereby represent and warrant to Administrative Agent as follows:

(i) Each of the Obligor Parties is duly organized, validly existing and in good standing under the laws of the State or other jurisdiction of its organization, i) is duly qualified and in good standing as a foreign business entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify, and ii) has all requisite power and authority (including, without limitation, all governmental licenses, agreements and other approvals) to own and lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The Obligor Parties’ principal place of business is located in the State of Colorado and the Obligor Parties have the legal capacity to enter into and perform the obligations of Obligor Parties under this Agreement.

(ii) The execution, delivery and performance by the Obligor Parties of this Agreement are within the Obligor Parties’ powers, have been duly authorized, by all necessary action, and (1) do not contravene the Obligor Parties’ operating agreements, (2) do not contravene any law or any contractual restriction binding on or affecting the Obligor Parties, (3) will not result in the breach of, or constitute a default or require any payment to be made under, any loan agreement, credit agreement, indenture, mortgage, deed of trust, bond, note, lease or other instrument or agreement binding on or otherwise affecting the Obligor Parties or any of its or their properties.

(iii) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for iii) the due execution, delivery and performance by the Obligor Parties of this Agreement or any Agreement to which any of them or any of their affiliates, Members, or principals is a party, or iv) the making of the covenants, conditions, representations and warranties by the Obligor Parties under this Agreement.

(iv) This Letter Agreement, the Loan Reinstatement Agreement and the other Loan Agreements to which the Obligor Parties are parties have been duly executed and delivered by the Obligor Parties, and are the legal, valid and binding obligations of the Obligor Parties enforceable against the Obligor Parties in accordance with their respective terms.

This Agreement, together with the Loan Reinstatement Agreement, and the Loan Agreements contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written agreements or statements relating to such subject matter and none of the terms and provisions hereof may be waived, amended or terminated except by a written instrument signed by the Person against whom enforcement of the waiver, amendment or termination is sought.

Please have the Obligor Parties execute this Agreement where indicated below and return the fully executed counterparts to me. Thank you.

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Yours very truly,

/s/ Gordon Snyder
Gordon Snyder,

Administrative Agent

OBLIGOR PARTIES:

Accepted and Agreed this ___ day of October, 2013

MFPI Partners, LLC

By: Patrick W. M. Imeson
Patrick W. M. Imeson, its Manager

Elkhorn Goldfields, LLC

By: Robert Trenaman
Robert Trenaman, its President

The foregoing Letter Agreement is acknowledged and consented on this ___ day of _______, 2013

Black Diamond Holdings LLC

By: Black Diamond Financial Group, LLC

By: Patrick W. M. Imeson
Patrick W. M. Imeson, its Manager

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Exhibit A

Dates and Original Principal Balances of Notes with Accrued Interest at the Default Rate from April 6, 2012 to November 30, 2013

Original Note Amount: Nate Date (1/1/2007)	New Principal Balance: Allonge Date (5/15/2010)	Principal Due as Defined in the Loan Reinstatement Agreement as of 3/31/2012	Accrued Interest as of 11/30/2013	Principal Due as Defined in the Revised Loan Reinstatement Agreement as of 11/30/2013

Elkhorn Goldfields LLC - Series A Convertible Notes

$300,000	$349,050	$584,067	$199,358	$783,425
500,000	581,750	973,446	332,264	1,305,710
300,000	349,050	584,067	199,358	783,425
100,000	116,350	194,690	66,453	261,143
100,000	101,750	170,259	58,114	228,373
300,000	349,051	584,069	199,359	783,428
100,000	110,750	185,319	63,255	248,574
100,000	110,750	185,319	63,255	248,574
200,000	232,700	389,379	132,906	522,285
3,000,000	3,490,500	5,840,677	1,993,586	7,834,263
$5,000,000	$5,791,701	$9,691,292	$3,307,909	$12,999,201

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Original Note Amount: Nate Date (1/1/2007)	New Principal Balance: Allonge Date (5/15/2010)	Principal Due as Defined in the Loan Reinstatement Agreement as of 3/31/2012	Accrued Interest as of 11/30/2013	Principal Due as Defined in the Revised Loan Reinstatement Agreement as of 11/30/2013

MFPI Partners - $8.05M Loan

$3,500,000	$4,033,750	$6,695,640	$2,285,409	$8,981,049
500,000	576,250	956,520	326,487	1,283,007
500,000	576,250	956,520	326,487	1,283,007
500,000	576,250	956,520	326,487	1,283,007
500,000	576,250	956,520	326,487	1,283,007
500,000	576,250	956,520	326,487	1,283,007
500,000	576,250	956,520	326,487	1,283,007
250,000	288,125	478,260	163,243	641,503
100,000	115,250	191,304	65,297	256,601
100,000	115,250	191,304	65,297	256,601
100,000	115,250	191,304	65,297	256,601
50,000	57,625	95,652	32,649	128,301
500,000	576,250	956,520	326,487	1,283,007
400,000	461,000	765,216	261,190	1,026,406
50,000	57,625	95,652	32,649	128,301
$8,050,000	$9,277,625	$15,399,971	$5,256,441	$20,656,413

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Original Note Amount: Nate Date (1/1/2007)	New Principal Balance: Allonge Date (5/15/2010)	Principal Due as Defined in the Loan Reinstatement Agreement as of 3/31/2012	Accrued Interest as of 11/30/2013	Principal Due as Defined in the Revised Loan Reinstatement Agreement as of 11/30/2013

MFPI Partners - $5M Loan

$300,000	$365,250	$606,280	$206,940	$813,220
1,500,000	1,836,500	3,048,415	1,040,509	4,088,924
500,000	608,749	1,010,465	344,900	1,355,365
250,000	303,125	503,159	171,742	674,901
650,000	796,800	1,322,612	451,444	1,774,056
100,000	121,750	202,092	68,980	271,072
250,000	307,124	509,797	174,008	683,805
250,000	307,124	509,797	174,008	683,805
600,000	730,800	1,213,058	414,051	1,627,109
600,000	730,800	1,213,058	414,051	1,627,109
$5,000,000	$6,108,022	$10,138,733	$3,460,633	$13,599,366

In addition to the foregoing, sums, the Obligor Parties’ Obligations include amounts which would be payable under the 2008 MFPI Loan and Administrative Agency Agreement Collar Option (the “Collar Option”) if the “put” described in the Collar Option were exercised as of the date of this Letter Agreement.

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